Exhibit 99.1

Ixia Announces First Quarter Financial Results

CALABASAS, CA, April 30, 2013 — Ixia (Nasdaq: XXIA) today reported its financial results for the first quarter ended March 31, 2013.

Total revenue for the 2013 first quarter was $122.8 million, compared with $86.7 million reported for the 2012 first quarter. The 2013 first quarter includes $38.4 million in revenue from the recent acquisitions of Anue Systems, Inc. (“Anue”) and BreakingPoint Systems (“BreakingPoint”), which closed in June and August 2012, respectively.

On a GAAP basis, the company recorded net income for the 2013 first quarter of $8.1 million, or $0.11 per diluted share, compared with net income of $5.2 million, or $0.07 per diluted share, for the 2012 first quarter. Non-GAAP net income for the 2013 first quarter was $20.3 million, or $0.25 per diluted share, compared with non-GAAP net income of $12.2 million, or $0.16 per diluted share, for the 2012 first quarter.

Additional non-GAAP information and a reconciliation of our non-GAAP measures to the most directly comparable GAAP measures for the 2013 and 2012 first quarters may be found in the attached financial tables.

“The first quarter was a solid start to the year, with good momentum from our mobility and data center solutions,” commented Vic Alston, Ixia’s president and chief executive officer. “Service provider revenue was at a record level in the quarter as our customers continue to rollout their next generation mobile networks. Revenue from Anue and BreakingPoint grew on a combined basis over 70 percent from the first quarter of last year.”

Alston continued, “The fundamental dynamics driving our markets remain strong. Our customers are rapidly moving to mobile networks, virtual data centers and hybrid cloud environments to deliver next generation applications. We believe these market trends will continue to drive demand for Ixia’s mobility, security and data center solutions and that we are well positioned for long-term growth.”

Ixia ended the 2013 first quarter with approximately $208 million in cash, cash equivalents and investments, compared with $177 million at December 31, 2012.

Conference Call and Webcast Information

Ixia will host a conference call today, at 5:00 p.m., Eastern time, for analysts and investors to discuss its 2013 first quarter results and its business outlook for the 2013 second quarter. Open to the public, investors may access the call by dialing (678) 825-8347. A live webcast of the conference call, along with supplemental financial information, will be accessible from the “Investors” section of Ixia’s web site (www.ixiacom.com). Following the live webcast, an archived version will be available in the “Investors” section on the Ixia web site for 90 days.

Non-GAAP Information

To supplement our consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we have included certain non-GAAP financial measures in this press release and in the attachments hereto. Specifically, we have provided non-GAAP financial measures (i.e., non-GAAP income from operations, non-GAAP net income, and non-GAAP diluted earnings per share) that exclude certain non-cash and/or non-recurring income and expense items such as proceeds and expenses from certain legal and contractual settlements, expenses incurred as part of our restatement of certain previously filed financial statements, stock-based compensation expenses, acquisition and other related costs, restructuring expenses, the amortization of acquisition-related intangible assets, and the related income tax effects of these items, as well as certain other non-cash income tax impacts such as changes in the valuation allowance recorded against certain deferred tax assets. The aforementioned items represent income and expense items that may be difficult to estimate from period to period and/or that we believe are not directly attributable to the underlying performance of our business operations. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. We believe that by excluding these items, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information therefore may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included below in the attached financial tables.

About Ixia

From the lab to the network to the cloud, Ixia solutions optimize networks and data centers to accelerate, secure and scale the delivery of applications and services. Ixia delivers the industry’s only solution with complete visibility into critical network, data center, applications and services. Ixia provides actionable insight for enterprises, service providers, government agencies and equipment manufacturers with solutions that test, assess and optimize networks. Ixia solutions use predictive data to accelerate and secure application and service delivery, giving customers the confidence to know their business networks are engineered to be understandable, dynamic and resilient. For more information, please visit www.ixiacom.com.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995:

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding growth, profitability, financial performance and future business. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include the risk that the anticipated benefits and synergies of our recent acquisitions of Anue and BreakingPoint will not be realized, changes in the global economy, competition, consistency of orders from significant customers, our success in developing and producing new products, market acceptance of our products, war, terrorism, political unrest, natural disasters and other circumstances that could, among other consequences, reduce the demand for our products, disrupt our supply chain and/or impact the delivery of our products. Such factors also include those identified in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our other filings with the U.S. Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722

or

Ixia

Tom Miller, Chief Financial Officer

Tel: 818-444-2325

tmiller@ixiacom.com

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$65,337	$47,508
Short-term investments in marketable securities	139,753	126,851
Accounts receivable, net	99,853	103,523
Inventories	36,305	37,220
Prepaid expenses and other current assets	43,790	42,942

Total current assets	385,038	358,044

Investments in marketable securities	3,167	3,119
Property and equipment, net	29,205	28,763
Intangible assets, net	147,099	157,003
Goodwill	260,457	260,457
Other assets	11,814	11,863

Total assets	$836,780	$819,249

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,445	$12,114
Accrued expenses and other	44,208	52,525
Deferred revenues	65,280	66,096

Total current liabilities	121,933	130,735

Deferred revenues	10,602	8,695
Other liabilities	33,646	32,321
Convertible senior notes	200,000	200,000

Total liabilities	366,181	371,751

Shareholders’ equity:
Common stock, without par value; 200,000 shares authorized at March 31, 2013 and December 31, 2012; 75,219 and 74,126 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	166,728	158,933
Additional paid-in capital	176,360	168,980
Retained earnings	125,401	117,296
Accumulated other comprehensive income	2,110	2,289

Total shareholders’ equity	470,599	447,498

Total liabilities and shareholders’ equity	$836,780	$819,249

IXIA

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2013	2012
Revenues:
Products	$96,636	$69,607
Services	26,147	17,051

Total revenues	122,783	86,658

Costs and operating expenses:(1)
Cost of revenues — products	21,387	14,782
Cost of revenues — services	3,025	2,130
Research and development	29,712	20,851
Sales and marketing	35,041	24,607
General and administrative	12,058	11,516
Amortization of intangible assets	10,138	4,045
Acquisition and other related	1,272	425
Restructuring	58	—

Total costs and operating expenses	112,691	78,356

Income from operations	10,092	8,302
Interest income and other, net	207	110
Interest expense	(1,943)	(1,800)

Income before income taxes	8,356	6,612
Income tax expense	251	1,445

Net income	$8,105	$5,167

Earnings per share:
Basic	$0.11	$0.07
Diluted	$0.11	$0.07

Weighted average number of common and common equivalent shares outstanding:
Basic	74,718	70,580
Diluted	76,919	72,954

(1) Stock-based compensation included in:
Cost of revenues — products	$153	$96
Cost of revenues — services	58	37
Research and development	2,448	1,279
Sales and marketing	2,015	1,023
General and administrative	2,205	1,666

IXIA

Non-GAAP Information and Reconciliation to Most Directly Comparable GAAP Financial Measures

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2013	2012
GAAP income from operations	$10,092	$8,302
Adjustments:
Stock-based compensation(a)	6,879	4,101
Amortization of intangible assets(b)	10,138	4,045
Acquisition and other related(c)	1,272	425
Restructuring(d)	58	—
Legal and contract settlements and other(e)	(309)	1,682

Non-GAAP income from operations	$28,130	$18,555

GAAP net income	$8,105	$5,167
Adjustments:
Stock-based compensation(a)	6,879	4,101
Amortization of intangible assets(b)	10,138	4,045
Acquisition and other related(c)	1,272	425
Restructuring(d)	58	—
Legal and contract settlements and other(e)	(309)	1,682
Income tax effect related to non-GAAP adjustments(f)	(5,808)	(3,263)

Non-GAAP net income	$20,335	$12,157

GAAP diluted earnings per share	$0.11	$0.07
Adjustments:
Stock-based compensation(a)	0.09	0.06
Amortization of intangible assets(b)	0.13	0.06
Acquisition and other related(c)	0.02	0.01
Restructuring(d)	—	—
Legal and contract settlements and other(e)	0.00	0.02
Income tax effect related to non-GAAP adjustments(f)	(0.08)	(0.05)
Convertible senior notes(g)	(0.02)	(0.01)

Non-GAAP diluted earnings per share	$0.25	$0.16

Shares used in computing GAAP diluted earnings per common share	76,919	72,954
Effect of reconciling item(g)(h)	10,337	9,976

Shares used in computing non-GAAP diluted earnings per common share	87,256	82,930

(a)	This reconciling item represents stock-based compensation expenses. As stock-based compensation represents a non-cash charge that is not directly attributable to the underlying performance of our business operations, we believe that by excluding stock-based compensation, investors are provided with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance. While we expect to continue to recognize stock-based compensation expense in the future, management also excludes this expense when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions.

(b)	This reconciling item represents the amortization of intangible assets related to the acquisitions of various businesses and technologies such as the acquisitions of Catapult Communications Corporation, Agilent Technologies’ N2X Data Network Testing Product line, VeriWave, Inc., Anue Systems, Inc. and BreakingPoint Systems, Inc. As the amortization expense represents a non-cash charge that is not directly attributable to the underlying performance of our business operations, we believe that by excluding the amortization of acquisition-related intangible assets, we provide investors with supplemental information that is useful in evaluating our ongoing operations and performance. While the amortization of acquisition-related intangible assets is expected to continue in the future, management also excludes this expense when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions.

(c)	This reconciling item represents costs associated with acquisition-related activities. Acquisition and other related costs consist primarily of transaction and integration related costs such as success-based banking fees, professional fees for legal, accounting and tax services, integration related consulting fees, amortization of deferred consideration payable to certain pre-acquisition employees of BreakingPoint Systems, Inc., certain employee, facility and infrastructure costs, and other related expenses. We believe that by excluding acquisition and other related costs, we provide investors with supplemental information that is useful in comparing our ongoing operating results from period to period and in evaluating our core operations and performance.

(d)	This reconciling item represents costs associated with our restructuring/reorganization plans in light of our acquisition of BreakingPoint Systems, Inc. These costs primarily relate to one-time employee termination benefits consisting of severance and other related costs, and costs related to the closure of our office in Melbourne, Australia. We believe that by excluding restructuring costs, we provide investors with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance.

(e)	This reconciling item represents $1.2 million of proceeds from the settlement of a previous legal matter in the first quarter of 2013, partially offset by $846,000 of costs incurred in the first quarter of 2013 related to the restatement of certain of our previously filed financial statements. The first quarter of 2012 included a one-time transition charge of $1.7 million incurred in connection with the departure of our former CEO. We believe that by excluding these non-recurring items, we are providing our investors with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance.

(f)	This adjustment represents the income tax effects of the reconciling items noted in footnotes (a), (b), (c), (d), and (e) as well as certain other non-cash income tax impacts such as changes in the valuation allowance relating to certain deferred tax assets.

(g)	This reconciling item for the non-GAAP diluted earnings per share calculation for the three months ended March 31, 2013 and 2012 includes the impact of the convertible senior notes as these were anti-dilutive for the equivalent GAAP earnings per share calculations.

(h)	This adjustment represents the effects of stock-based compensation on diluted common equivalent shares outstanding as well as any adjustments required due to a change from a net loss to a net income position.